Exhibit 99.1

CONTACT:    Michael Gray, Vice President Finance
                        (408) 542-0585

SANDISK ANNOUNCES SECOND QUARTER 2002 EARNINGS
Company’s first operationally profitable quarter in six quarters

SUNNYVALE, CA, July 17, 2002 . . . SanDisk Corporation (NASDAQ:SNDK), the world’s largest supplier of flash memory data storage products, today announced results for its second quarter ended June 30, 2002. Total second quarter revenues were $127.7 million, compared to $92.6 million in the first quarter of 2002. Product revenues were $115.7 million, up 34% from the prior quarter. Second quarter revenues from licenses and royalties were $12.0 million, up from $6.2 million in the prior quarter. Second quarter net income was $9.0 million, or $0.13 per diluted share compared to a net loss in the first quarter of $3.7 million, or negative $0.05 per share on a diluted basis.

Product gross margin for the second quarter was 27% compared to 6% in the first quarter of 2002. Average selling price per megabyte declined by 8% in the second quarter, compared to a 15% decline in the first quarter. Second quarter total units sold increased 37% and megabytes sold increased 48% compared to the previous quarter, both representing new record levels.

Total second quarter revenues increased 19% from $107.1 million in the second quarter of 2001. Product revenues increased 31% from $88.1 million in the same period of the prior year. Revenues from licenses and royalties decreased $7.0 million from $19.0 million in the second quarter of 2001. The second quarter 2002 net income of $9.0 million compares to a net loss of $10.0 million, or negative $0.15 per diluted share in the second quarter of 2001.

“We are very pleased with SanDisk’s strong performance in the second quarter, our first profitable quarter from operations in six quarters,” said Dr. Eli Harari, President and CEO of SanDisk. “In the second quarter, we experienced surprisingly strong growth in our global retail and consumer OEM sales, as demonstrated by the record number of units and megabytes sold during the quarter. The strong demand for our products was accompanied by relatively stable pricing, due primarily to a good balance between demand and supply of flash memory. Product gross margins improved dramatically due to a combination of factors including our transition from wafers produced in Virginia to lower cost wafers produced by Toshiba’s Yokkaichi foundry, increased contributions from MLC (Multi Level Cell) production output with our 1 Gigabit chip, significantly lower overhead expenses due to our restructuring activities in 2001, and the sale of $5.3 million of NOR flash inventory that was previously written off. Income from royalties was higher than expected due to higher sales by our licensees.

“New orders from OEM customers and industrial distributors are trending up. Retail continues to be a turns business, with most of the current quarter’s projected sales yet to be booked. The digital consumer electronic markets that we address are continuing to experience steady growth, in particular digital cameras, digital camcorders, PDA’s and smart phones. As the installed base for these products becomes larger, so does our opportunity to sell additional cards in the retail aftermarket. We expanded our product offerings in the retail channel with first production shipments of our Cruzer™ personal storage device late in the quarter.

“The consolidation of our FlashVision joint venture production at Toshiba’s Yokkaichi fabrication facility in Japan is proceeding on plan. New production at the FlashVision joint venture in Japan is projected to start late in the third quarter and pick up in the fourth quarter, in time for the anticipated pickup in demand for the Holiday season sales.

“Given the traditionally slow retail sales in July and August and our limited bookings visibility, and given our flash memory supply constraints until late in the quarter, we are forecasting product revenues in the third quarter to be slightly higher than in the second quarter and royalties to be approximately $8.0 million. We believe product gross margins should improve modestly relative to the second quarter as the percentage of shipments of the more cost effective MLC products continues to increase. We are cautiously optimistic about a stronger fourth quarter, particularly in our retail channel.

“As previously reported, we are engaged in a number of patent lawsuits with different companies. We expect our legal expenses to increase significantly in the third and fourth quarters of 2002 due to these lawsuits.”

This news release contains certain forward looking statements including our expectations for future product revenues and bookings, earnings and profitability, product demand, average selling prices, and gross margins that are based on our current expectations and involve numerous risks and uncertainties that may cause these forward-looking statements to be inaccurate and may significantly and adversely affect our business, financial condition and results of operations. Risks that may cause these forward-looking statements to be inaccurate include among others: future average selling price erosion due to excess industry capacity and extreme price competition; increased expenses and fluctuations in operating results and yields related to the startup of flash memory wafer production for FlashVision at the Yokkaichi foundry in Japan; potential delays in starting up production of NAND flash memory wafers at the FlashVision joint venture at Yokkaichi which may reduce our available supply of flash memory and cause us to not be able to meet customer demand for our flash products; our increased exposure to interruption of supply due to our increased dependence on a geographic sole source at Yokkaichi for our supply of NAND flash memory; the current global economic conditions in general and in our markets in particular; the timely development, internal qualification and customer acceptance of new products based on the 1 Gigabit NAND MLC (Multilevel cell) .16 and .13 micron flash chips that SanDisk is obligated to purchase from FlashVision; fluctuations in royalty revenues due to industry wide changes in demand for flash memory products which impact royalty bearing sales of our licensees; the timely introduction and acceptance of new consumer products that incorporate our flash storage devices; slower than expected growth in the emerging markets for our products which may result in reduced sales and increased inventory; successful management of assembly operations in China and Taiwan; the unknown economic impact of past terrorist attacks and the military response thereto; seasonality of product sales; market acceptance of our Secure Digital, Cruzer, Memory Stick and Ultra CompactFlash card products; our ability to prevail in patent litigation proceedings which, if we fail to win, may result in reduced future royalty income, increased legal expenses, and potential interruption of sales of certain of our products in certain geographic markets; and the other risks detailed from time to time in our Securities and Exchange Commission filings and reports, including, but not limited to, the Form 10Q for the quarter ended March 31, 2002 and the Annual Report on Form 10-K for the year ended December 31, 2001. Future results may differ materially from those previously reported. We assume no obligation to update the information contained in this release.

SanDisk Corporation, the world’s largest supplier of flash data storage products, designs, manufactures and markets industry-standard, solid-state data, digital imaging and audio storage products using its patented, high density flash memory and controller technology. SanDisk is based in Sunnyvale, CA.

SanDisk’s second quarter 2002 conference call is scheduled for 2:00 p.m. PDT, Wednesday, July 17th. The phone number is (888) 515-2781. The conference call is being webcast by CCBN and can be accessed at SanDisk’s website at www.sandisk.com/IR and at www.streetevents.com for institutional investors. The webcast will be available through Tuesday, July 30, 2002. The call will also be available by replay after 6:00 p.m. PDT through Sunday, July 21, 2002, by dialing (888) 203-1112 and entering the pass code 412676.

SanDisk’s web site / home page address: http:/ / www.sandisk.com
CompactFlash and CF are trademarks of SanDisk Corporation.

SanDisk Corporation

Condensed Consolidated Statement of Operations

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2002	2001	2002	2001
Revenues:
Product	$115,677	$88,115	$202,136	$176,198
License and royalty	12,021	19,033	18,181	32,277

Total revenue	127,698	107,148	220,317	208,475

Cost of sales	84,384	106,752	165,783	225,532

Gross profit (loss)	43,314	396	54,534	(17,057)

Operating expenses:
Research and development	17,273	14,218	31,823	30,571
Sales and marketing	8,817	10,533	17,865	20,751
General and administrative	6,591	4,295	11,257	8,574

Total operating expenses	32,681	29,046	60,945	59,896

Operating profit (loss)	10,633	(28,650)	(6,411)	(76,953)

Equity in income (loss) of joint ventures	1,740	(127)	1,247	507
Interest income	2,183	3,079	4,497	7,154
Interest expense	(1,707)	—	(3,363)	—
Loss on investment in foundries	—	—	—	(179,981)
Other expense, net	(1,929)	(219)	(1,983)	(2,002)

Income (loss) before taxes	10,920	(25,917)	(6,013)	(251,275)

Provision for (benefit from) income taxes	1,880	(15,923)	(11,319)	(98,179)

Net income (loss)	$9,040	$(9,994)	$5,306	$(153,096)

Net income (loss) per share
Basic	$0.13	$(0.15)	$0.08	$(2.25)
Diluted	$0.13	$(0.15)	$0.07	$(2.25)
Shares used in computing net income (loss) per share
Basic	68,711	68,088	68,654	67,950
Diluted	70,977	68,088	70,991	67,950

SanDisk Corporation

Condensed Consolidated Balance Sheets

(In thousands)

	June 30, 2002	December 31, 2001
ASSETS

Current Assets:
Cash and cash equivalents	$255,814	$189,499
Short-term investments	134,659	105,501
Investment in foundries	164,420	105,364
Accounts receivable, net	70,345	45,223
Inventories	61,283	55,968
Tax refund receivable	28,955	28,473
Prepaid expenses and other current assets	7,015	12,129

Total current assets	722,491	542,157

Restricted cash and cash equivalents	—	64,734
Property and equipment, net	33,629	33,730
Investment in foundries	32,717	41,380
Restricted investment in UMC	—	64,734
Investment in FlashVision	144,876	153,168
Deferred tax asset	18,842	18,842
Deposits and other non-current assets	15,612	13,603

Total Assets	$968,167	$932,348

LIABILITIES AND STOCKHOLDERS’ EQUITY:

Current Liabilities:
Accounts payable	$26,125	$19,938
Accounts payable to related parties	23,909	24,008
Accrued payroll and related expenses	5,768	5,279
Income taxes payable	7,149	7,361
Deferred tax liability	18,842	18,842
Research & development liability, related party	22,143	15,256
Other accrued liabilities	26,073	20,571
Deferred income on shipments to distributors and retailers and deferred revenue	28,886	15,806

Total current liabilities	158,895	127,061

Convertible subordinated notes payable	150,000	125,000
Deferred taxes and other liabilities	8,171	4,908

Total Liabilities	317,066	256,969

Stockholders’ Equity:
Common stock	582,708	580,431
Retained earnings	53,831	48,525
Accumulated other comprehensive income	14,562	46,423

Total stockholders’ equity	651,101	675,379

Total Liabilities and Stockholders’ Equity	$968,167	$932,348